UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2010 (May 16, 2010)

UNIVERSAL HEALTH SERVICES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-10765	23-2077891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 768-3300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

√	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On May 16, 2010, Universal Health Services, Inc., a Delaware corporation (“UHS”), Psychiatric Solutions, Inc., a Delaware Corporation (“PSI”), and Olympus Acquisition Corp., a Delaware corporation wholly-owned by UHS (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Plan of Merger”).

The Plan of Merger provides that, upon the terms and subject to the conditions set forth in the Plan of Merger, UHS will acquire all the issued and outstanding common stock of PSI (each, a “PSI Share”) in exchange for the right to receive $33.75 in cash (the “Merger”), with PSI becoming a wholly owned subsidiary of UHS.

Consummation of the Merger is subject to customary conditions, including, the approval of the Plan of Merger by PSI’s stockholders, the absence of legal restraints and the receipt of requisite antitrust approval.  Each party’s obligation to consummate the Merger is also subject to the accuracy of the representations and warranties of the other party (subject to certain exceptions) and the performance in all material respects of the other party’s material agreements under the Plan of Merger.  Consummation of the Merger is not subject to a financing condition.

The Plan of Merger requires each party to use reasonable best efforts to obtain governmental approvals, and UHS is required to take certain actions to obtain antitrust approval.

The Plan of Merger contains certain termination rights for both UHS, on the one hand, and PSI, on the other hand.  The Plan of Merger provides that, upon termination under specified circumstances, PSI would be required to pay UHS a termination fee of $71.5 million.

The foregoing summary of the Plan of Merger, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Plan of Merger, which is attached as Exhibit 2.1 and incorporated herein by reference.

The Plan of Merger has been included to provide security holders with information regarding its terms.  It is not intended to provide any other factual information about UHS or PSI.  The representations, warranties and covenants contained in the Plan of Merger were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Plan of Merger, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Plan of Merger instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders.  Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of UHS or PSI.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Plan of Merger, which subsequent information may or may not be fully reflected in UHS’s or PSI’s public disclosures.

On May 16, 2010, UHS entered into a financing commitment letter with JPMorgan Chase Bank, N.A. (“JPMorgan”), Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Deutsche Bank AG New York Branch (“Deutsche Bank”), pursuant to which JPMorgan and Deutsche Bank have committed to provide 65% and 35%, respectively, of the financing necessary to consummate the Merger and to refinance certain existing indebtedness.  The financing commitment letter provides for senior secured credit facilities in an aggregate amount of $4.15 billion, comprised of (i) $3.35 billion in term loan facilities and (ii) $800 million in a revolving credit facility.  The financing commitments of JPMorgan and Deutsche Bank are subject to certain conditions set forth in the financing commitment letter.

The foregoing summary of the financing commitment letter described above does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such financing commitment letter, which is attached as Exhibit 99.2 and incorporated herein by reference.

Investors and security holders are urged to read the proxy statement regarding the Merger when it becomes available because it will contain important information.  The proxy statement will be filed with the Securities and Exchange Commission by PSI.  Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by PSI and UHS with the SEC at the SEC’s website at www.sec.gov.  The proxy statement (when it is available) and these other documents may also be obtained for free from UHS by directing a request to Investor Relations, Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406 (610-768-3300).

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Investors may obtain a detailed list of names, affiliations and interests of PSI and UHS participants in the solicitation of proxies of shareholders to approve the Merger from the proxy statement filed with the SEC by PSI (when it is available).

Item 9.01.	Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of May 16, 2010, among Universal Health Services, Inc., Psychiatric Solutions, Inc. and Olympus Acquisition Corp.
99.2
Financing Commitment Letter dated May 16, 2010, among Universal Health Services, Inc., JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Deutsche Bank AG New York Branch

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH SERVICES, INC.

Date: May 17, 2010	By:	/s/ Steve Filton
Name: Steve Filton
Title: Senior Vice President and Chief Financial Officer

Index to Exhibit

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of May 16, 2010, among Universal Health Services, Inc., Psychiatric Solutions, Inc. and Olympus Acquisition Corp.
99.2
Financing Commitment Letter dated May 16, 2010, among Universal Health Services, Inc., JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Deutsche Bank AG New York Branch